Exhibit 99.1

NEWS RELEASE

DATE: October 11, 2007

Oilsands Quest appoints new director to board

Calgary, Alberta — Oilsands Quest Inc. (Amex: BQI) announces the appointment of J. K. (John) Read, P.Eng. to its board of directors, effective October 11, 2007. Mr. Read’s career spans over 37 years of engineering, project management and general corporate management, the majority with Colt Engineering Corporation and The Colt Companies, one of Canada’s leading engineering firms in the energy industry.

“We are privileged to have John join our board,” said T. Murray Wilson, Executive Chairman of Oilsands Quest. “In addition to his exceptional experience with Colt, which includes major oil sands projects, John has been a director of the Alberta Chamber of Resources and the Bi-Provincial Upgrader. His knowledge and experience with large-scale in-situ projects will be extremely beneficial to Oilsands Quest.”

A graduate of the University of Saskatchewan with a Bachelor of Science in Mechanical Engineering in 1970, Mr. Read began his career in the oil and gas industry with Shell Canada and then Texaco Exploration Canada. In 1974, he joined Colt Engineering Ltd., a private, start-up engineering organization where he held engineering and management positions. In 1983 he became president and chief executive officer of the organization. He was chief executive officer from 1999 until his retirement in early 2006. During this time, Colt grew to over 4,000 employees and had offices in Calgary, Edmonton, Toronto, Sarnia and Anchorage, Alaska. Mr. Read remained as a partner and director of The Colt Companies until March 2007, when Colt was acquired by Worley Parsons Limited, a worldwide engineering and project management organization.

At the present time, Mr. Read is a member of the World Presidents’ Organization and the Association of Professional Engineers, Geologists and Geophysicists of Alberta. He also serves as a director on several boards.

The appointment of Mr. Read to Oilsands Quest’s board brings the number of independent directors to five of the eight board members. Mr. Read is appointed as a Class A director; his initial term expires in 2009.

About Oilsands Quest

Oilsands Quest Inc. is aggressively exploring Canada’s largest contiguous oil sands land holding by applying its technical expertise to develop multiple global-scale discoveries. The company (www.oilsandsquest.com) is the originator of Saskatchewan’s emerging oil sands industry.

Forward-Looking Information
Except for statements of historical fact relating to the company, this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking information in this news release is characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” “will” or “could” occur. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest Inc.’s control, and no assurance can be given that such events will occur on time or at all. Oilsands Quest Inc. undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhausting. Readers should refer to Oilsands Quest’s current annual report on Form 10KSB and other document filings, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties.

For more information:

General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free 1-800-299-7823. Office 403-232-6251
Email irinfo@hedlinlauder.com

Institutional investors, contact BarnesMcInerney Inc.
Toll Free 1-866-794-7288. Office 416-371-0510
Email oilsands@barnesmcinerney.com